UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2004

CENTERPOINT PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-12630	36-3910279
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1808 Swift Road, Oak Brook, Illinois  60523

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (630) 586-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 23, 2004, our taxable subsidiary CenterPoint Realty Services Corporation and CalEast Industrial Investors, LLC entered into an amended and restated limited liability company agreement for CenterPoint Venture, LLC (the “Venture”).  The agreement sets forth the terms and conditions relating to the organization of the Venture and the relationship between the Venture and its members.  The agreement also governs the management, dissolution, liquidation and termination of the Venture.  Pursuant to the agreement, CenterPoint Realty Services Corporation will make a contribution in the amount of $12.6 million and an equity commitment in the amount of $66.7 million, and CalEast Industrial Investors, LLC will make a capital contribution in the amount of $37.9 million and an equity commitment in the amount of $200 million.  The amended and restated limited liability company agreement is attached hereto and filed herewith.  This agreement is subject to the closing of an extension of the Venture’s line of credit, which the Company expects in the very near future.

Item 8.01  Other Events.

On September 22, 2004, CenterPoint issued a press release announcing it has agreed to a five-year extension and expansion of the Venture, a co-investment entity originally formed in January 2000 between CenterPoint’s taxable subsidiary and CalEast Industrial Investors, LLC, a real estate operating company owned by The State of California Public Employees’ Retirement System and LaSalle Investment Management, Inc.  The press release is attached hereto and filed herewith.

Item 9.01  Financial Statements and Exhibits

(c)                                  Exhibits

Exhibit No.	Description

10.1

CenterPoint Venture, LLC Amended and Restated Limited Liability Company Agreement, dated as of September 23, 2004, by and between CenterPoint Realty Services Corporation and CalEast Industrial Investors, LLC

99.1	Press release of the Company dated September 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CENTERPOINT PROPERTIES TRUST
a Maryland business trust

Dated: September 23, 2004	By:	/s/ Paul S. Fisher
Paul S. Fisher
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

CenterPoint Venture, LLC Amended and Restated Limited Liability Company Agreement, dated as of September 23, 2004, by and between CenterPoint Realty Services Corporation and CalEast Industrial Investors, LLC

99.1	Press release of the Company dated September 22, 2004